Exhibit 99.1

StockerYale, Inc. Reaffirms Premium Offer for Virtek

Vision International Inc.

StockerYale Responds to Virtek’s Press Release and Directors’ Circular

Salem, NH, July 15, 2008. StockerYale, Inc. (NASDAQ: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, medical and defense markets, today reaffirmed its offer to acquire 100% of the issued and outstanding Common Shares of Virtek Vision International Inc. (TSX:VRK) at a price of CDN$0.65 in cash per Virtek Common Share. StockerYale is responding below to the press release issued by Virtek on July 14, 2008 and Directors’ Circular issued by Virtek on July 14, 2008 which recommended that its shareholders reject StockerYale’s offer to purchase 100% of the Common Shares of Virtek (the “Offer”).

Highlights

•	StockerYale reaffirms its Offer to purchase 100% of the Common Shares of Virtek for CDN$0.65 per share.

•	The Offer will expire at 11:59 p.m., Toronto time, on August 1, 2008, unless extended.

•	The terms and conditions of the Offer remain unchanged.

•

The Offer represents (i) a 48% premium above the closing trading price of Virtek’s Common Shares of CDN$0.44 on May 13, 2008, the day StockerYale first made an offer to the board of directors of Virtek, (ii) a 20% premium above the CDN$0.54 closing price as of the day before StockerYale officially launched its offer, (iii) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008 and (iv) a 63% premium above the 90-day average closing price ended May 13, 2008.

•	Virtek, as disclosed in the Directors’ Circular, is not aware of any negotiations currently being undertaken by Virtek that relate to a competitive transaction.

Mark W. Blodgett, Chairman, President and Chief Executive Officer of StockerYale commented, “We are not aware of any information in the Virtek press release and Directors’ Circular that is not already publicly known and reflected in Virtek’s share price. Nothing in the directors’ response leads us to reconsider the pricing of our Offer. StockerYale continues to believe that the Offer represents excellent value and provides a significant premium to Virtek’s shareholders. Based on the feedback to date, we are confident that our bid will be successful.”

Mr. Blodgett continued, “StockerYale is encouraged by the response of Virtek shareholders that have been contacted so far. As was previously announced, several of Virtek’s largest shareholders have expressed their support for our Offer and two of its largest long-term institutional shareholders (Howson Tattersall Investment Counsel Limited and MMCAP Int’l Inc. SPC), have agreed to tender their shares to StockerYale.

Further, subsequent to the commencement of our bid, we have been contacted by many other shareholders who have expressed their support for our Offer.”

StockerYale has noted several key points in Virtek’s press release and Directors’ Circular to which it wishes to respond:

1. Virtek Position: The StockerYale Offer is inadequate from a financial point of view.

StockerYale Response: The Offer represents excellent value and a significant premium to Virtek’s share price, as is described above.

In addition, while it appears that Virtek is willing to engage in discussions with other parties about a potential transaction, Virtek’s board of directors continues to refuse to discuss and negotiate a transaction with StockerYale.

Moreover, the CDN$0.65 per share offer far exceeds the CDN$0.39 per share price of Virtek’s Common Shares on April 24, 2008, the date on which Virtek announced its intention to repurchase and cancel up to 1,500,000 of its own shares. To date, Virtek has not repurchased any such shares, even at a price below CDN$0.65, which Virtek now describes as “inadequate from a financial point of view.” StockerYale is willing to pay Virtek shareholders significantly more consideration than what Virtek has been unwilling to pay for its own shares.

Finally, Virtek’s press release and Directors’ Circular appear to evaluate the StockerYale Offer in comparison to a single Virtek business unit. StockerYale believes this statement is misleading. Virtek’s consolidated EBITDA for fiscal year 2008 was approximately $0.71 million, which is far less than the $7.1 million EBITDA (before loss of foreign exchange) for Virtek’s 2008 fiscal year for its Imaging and Templating segment. Virtek’s board of directors fails to evaluate the Offer relative to the entire Virtek business, including the Marking & Engraving subsidiary which has been consistently unprofitable. For the reasons stated above, StockerYale believes that its Offer represents excellent value for Virtek shareholders and is pleased that many Virtek shareholders have expressed support for the Offer.

2. Virtek Position: The StockerYale Offer is opportunistically timed to take advantage of a recent period of general decline in stock market values coupled with the fact that the shares of Virtek have been trading at a ten (10) year low on marginal volume and do not accurately reflect the long term potential of the business.

StockerYale Response: StockerYale’s Offer is occurring at this time solely as a result of its introduction to Virtek by Virtek’s largest shareholder. StockerYale proposed to Virtek’s board of directors that it would issue shares of StockerYale common stock to Virtek shareholders to provide the opportunity to Virtek shareholders to continue to maintain an investment in the Virtek business and also enjoy the synergies that StockerYale, whose largest business unit with over 100 employees is based in Montreal, believes will exist when combining these two companies.

Like Virtek’s stock, StockerYale’s common stock has also suffered declines in price over the last 18 months and valuation declines of the two companies have been relatively similar. In addition, StockerYale believes that the cost of running a small or microcap public company is disproportionately high, and believes that spreading the cost across a greater revenue stream when combining these two companies will provide immediate efficiencies and value.

In addition, give the significant decline in the North American stock market since the Offer was announced, it is fair to conclude that without the Offer the Virtek share price would likely be measurably lower than both its current trading price and the pre-Offer price.

Finally, StockerYale is unclear what Virtek’s board of directors intends by stating that its Common Shares’ trading volume has been “marginal” as StockerYale believes that the trading volume for Virtek Common Shares is and has been consistently at the current levels over the last eight years.

3. Virtek Position: The StockerYale Offer does not reflect the value of Virtek’s recent initiatives.

StockerYale Response: Over the last year Virtek has publicized certain of its recent initiatives, including at its recent annual meeting of shareholders. These included selling its iLS division, purchasing the 25% equity interest in its Marking & Engraving subsidiary and replacing its chief executive officer on January 7, 2008. The stock market has had sufficient opportunity to absorb and reflect this information in the Virtek stock price. StockerYale has not been afforded the opportunity to meet with Virtek’s management team to discuss other initiatives pursued by Virtek that have not yet been publicized, but would welcome the opportunity in connection with a negotiation of a transaction with Virtek’s board of directors. Creation of additional value and ultimately a higher Virtek stock price as a result of undisclosed Virtek initiates is speculative and uncertain and subject to many assumptions, risks and future events, many of which are likely outside of the control of Virtek.

In addition, while Virtek’s board states that it does not believe that the StockerYale Offer reflects recent initiatives, the record remains that even at Virtek’s recent stock price, Virtek’s board of directors has been unwilling to repurchase its own Common Shares in accordance with its share repurchase plan announced on April 24, 2008.

4. Virtek Position: Superior proposals delivering greater value for Virtek shareholders may emerge.

StockerYale Response: Virtek first became aware of StockerYale’s interest in possibly combining with Virtek on May 7, 2008 and received StockerYale’s initial offer on May 13, 2008, approximately 63 days ago. StockerYale’s interest in acquiring Virtek first became public information on May 16, 2008 (approximately 60 days ago) when Virtek issued a press release announcing that it had received a letter indicating such from

StockerYale. The StockerYale Offer is scheduled to expire on August 1, 2008, giving the Virtek board of directors over 80 total days during which it could have taken steps to maximize shareholder value, including engaging in discussions with StockerYale. To date, Virtek’s board of directors has refused to engage in discussions and negotiations with StockerYale and it is unclear how Virtek’s failure to engage in discussions with StockerYale has served the best interests of Virtek’s shareholders.

5. Virtek Position: The StockerYale offer is not a “permitted bid” under Virtek’s Shareholder Rights Plan and StockerYale could have structured its offer as a “permitted bid” under Virtek’s Shareholder Rights Plan, which is designed to provide the Board of Directors and shareholders with sufficient time to properly consider any take-over bid made for Virtek and to allow enough time for competing bids and alternative proposals to emerge.

StockerYale Response: Virtek filed its Shareholder Rights Plan which included full disclosure of the Shareholder Rights Plan including what constituted a “permitted bid” only after StockerYale finalized its bid circular.

Virtek first became aware of StockerYale’s interest in possibly combining with Virtek on May 7, 2008 and received StockerYale’s initial offer on May 13, 2008, approximately 63 days ago. StockerYale’s interest in acquiring Virtek first became public information on May 16, 2008 (approximately 60 days ago) when Virtek issued a press release announcing that it had received a letter indicating such from StockerYale. Virtek’s board of directors has had sufficient time to determine if any competing bids and alternative proposals would emerge. By the time the Offer expires, Virtek would have been aware of StockerYale’s interest in acquiring Virtek for over 80 days. The Directors’ Circular does not identify any specific alternative transactions for Virtek shareholders to consider. As such, StockerYale believes it should be up to Virtek shareholders to decide whether to tender to the Offer.

6. Virtek Position: Virtek’s board of directors has stated that the StockerYale Offer is highly conditional and not a firm offer.

StockerYale Response: StockerYale’s Offer to Virtek’s shareholders is a “firm offer” and StockerYale intends to complete the proposed acquisition of 100% of Virtek’s outstanding Common Shares. The financing of the proposed acquisition is in place and available for payment to Virtek’s shareholders. In addition, the Offer conditions are not unusual for an acquisition transaction (whether negotiated or a bid offer) and, based on current circumstances, StockerYale expects that each of the conditions will be satisfied without issue.

7. Virtek Position: All of Virtek’s directors and officers, each of whom is a Virtek shareholder, have rejected the StockerYale Offer.

StockerYale Response: Virtek’s directors and officers (whose combined shareholdings represent approximately 3.4% of Virtek’s issued and outstanding shares) may have interests that are not in line with, or consistent with, those of other Virtek shareholders. In addition, several of Virtek’s largest institutional shareholders have provided their support for the StockerYale Offer as they believe the Offer represents excellent value to Virtek’s shareholders, and, as was previously disclosed two of its largest long-term institutional shareholders, Howson Tattersall Investment Counsel Limited and MMCAP Int’l Inc. SPC (representing approximately 17.5% of Virtek’s issued and outstanding shares), have agreed to tender their shares to StockerYale. Further, these same institutional shareholders have communicated directly to Virtek’s board of directors their support for StockerYale’s Offer.

8. Virtek Position: The timing of the StockerYale Offer is prejudicial. Virtek’s board believes that the StockerYale Offer, which is open for thirty-five (35) days from June 27, 2008, was made near national holidays in Canada and the United States and during the summer holidays so as to hinder the process of quickly accessing potential competing bidders on a timely basis, and that this limits the time available for the Board of Directors and its advisors to consider and develop alternatives to the StockerYale Offer so as to maximize shareholder value

StockerYale Response: StockerYale first approached Virtek regarding a possible acquisition approximately 69 days ago (May 7, 2008). The market first became aware of StockerYale’s interest in acquiring Virtek on May 16, 2008, and subsequent news releases by StockerYale reiterated its intent to make an offer for Virtek shares. Accordingly, plenty of advance notice was provided to the market prior to the official launch of the Offer. The StockerYale Offer is scheduled to expire on August 1, 2008, which would provide the Virtek board of directors over 80 total days during which it could have acted, which is more than sufficient time. In addition, national holidays exist throughout the calendar year, and the summer holidays are very few in number and do not present disruptions to business that may exist at other times of the year. The Virtek board of directors and its advisors have had ample opportunity to consider and develop alternatives to maximize shareholder value, including meeting with StockerYale, which it has failed to do, even at StockerYale’s urging.

9. Virtek Position: A significant number of Virtek’s largest shareholders have indicated to Virtek that they do not intend to accept the StockerYale Offer.

StockerYale Response: Virtek has failed to indicate who these shareholders are and the number of shares they represent. On the other hand, StockerYale has received the support of several of Virtek’s largest long-term institutional shareholders (two of which have provided lock-up agreements to show their agreement with the Offer, such as Howson Tattersall Investment Counsel Limited and MMCAP Int’l Inc. SPC). While not all Virtek shareholders will agree to tender their shares to StockerYale, StockerYale believes that many additional shares will be tendered and that it will be successful completing the proposed acquisition of Virtek.

How to tender your shares to StockerYale:

Shareholders wishing to tender their shares to StockerYale are encouraged to contact The Laurel Hill Advisory Group, toll free at 1-888-211-2293.

About StockerYale

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements, which address a variety of subjects including, for example, the likelihood that the proposed transaction will be consummated; the expected benefits of the transaction, the expected financial contribution of Virtek, the expected synergies to occur and the expansion of capabilities expected to occur as a result of the proposed transaction. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans, expectations and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: StockerYale’s ability to reach agreement with Virtek, the final terms of any agreement may differ from StockerYale’s initial offer and Virtek’s and StockerYale’s ability to obtain all necessary approvals and consents to complete the proposed transaction; StockerYale’s ability to achieve the synergies and value creation contemplated by the proposed transaction; StockerYale’s ability to promptly and effectively integrate the businesses of Virtek and StockerYale; and the diversion of management time on transaction-related issues. StockerYale’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, become and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology and medical industries; demand for our clients’ products; StockerYale’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; StockerYale may not be able to expand its operations in accordance with its business strategy; StockerYale’s cash balances may not be sufficient to allow StockerYale to meet all of its business and investment goals; StockerYale may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; StockerYale derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage StockerYale’s financial condition and results of operations; StockerYale frequently sells to its customers on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; and increased competition and technological changes in the markets in which StockerYale competes. For a detailed discussion of cautionary statements that may affect StockerYale’s future results of operations and financial results, please refer to StockerYale’s filings with the Securities and Exchange Commission, including StockerYale’s most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contact:

The Piacente Group, Inc.

Sanjay M. Hurry, 212-481-2050

Investor Relations Counsel, StockerYale

sanjay@tpg-ir.com